Exhibit (d)(20)(e)

AMENDMENT NO. 4 TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of this 23rd day of March 2016 (the “Amendment”) is made to the Subadvisory Agreement (the “Agreement”) made the 1st day of May 2010, as amended and as novated, by and among Boston Management and Research, a Massachusetts Business Trust (“Subadviser”), Pacific Life Fund Advisors LLC, a Delaware Limited Liability Company (“Investment Adviser”), and Pacific Funds Series Trust, a Delaware Statutory Trust (“Trust”). Capitalized terms not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, Investment Adviser, Subadviser and Trust are parties to the Agreement;

WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree that the Agreement is hereby amended as follows:

1.          The following is added to the end of the 1st paragraph in Section 2, titled Subadviser Duties:

“With respect to trading in restricted currencies or when foreign exchange trading has been otherwise delegated to the Portfolio’s custodian, however, the Subadviser shall review any trades executed by a respective Portfolio’s custodian to determine that they are reasonable and are in the best interest of the Portfolio and agrees to promptly notify the Investment Adviser if a trade does not, in its reasonable determination, meet either criteria. The Subadviser is authorized to effect cross transactions between a Portfolio and other accounts managed by the Subadviser and its affiliates in accordance with Trust Procedures.”

2.          The sentence in Section 2(a)(1) is hereby deleted and replaced with the following:

“the applicable provisions of the 1940 Act, the Advisers Act and all applicable rules and regulations and regulatory guidance thereunder, and releases and interpretations related thereto (including any no-action letters and exemptive orders which have been granted by the SEC applicable to the Trust, to the Investment Adviser (as provided to the Subadviser by the Investment Adviser), or to the Subadviser), including performing its obligations under this Agreement as a fiduciary to each Portfolio;”

3.          The following is added to the end of subsection 2(e):

“Accordingly, if Subadviser transmits any inaccurate or erroneous trade tickets or other documentation relating to a transaction or provides such information beyond the above required timeframes, Subadviser shall be responsible for losses incurred by the Trust in accordance with the Subadviser’s trade policies and procedures unless such loss was a result of a third party or the custodian’s error, willful misfeasance, bad faith, or gross negligence in the performance of its duties.”

4.          Subsection 2(f) is hereby deleted and replaced with the following:

“will provide reasonable assistance to the Investment Adviser, custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s valuation policy and procedures (including its appendices) and/or the Registration Statement (both which may be updated from time to time), the value of any of the Portfolio’s holdings or other assets of the Portfolio for which the Investment Adviser, custodian or recordkeeping agent seeks assistance from the Subadviser or identifies for review by the Subadviser. Such reasonable assistance shall include (but is not limited to) providing the following valuation services for the Trust:

i.  promptly notifying the Investment Adviser in the event the value of any holding of the Portfolio does not reasonably appear to reflect corporate actions, news, or other significant events that occurred prior to that day’s close of regular trading on the New York Stock Exchange (normally 4:00 p.m. eastern time); where a market quotation is not readily available or is deemed to be unreliable; or otherwise where such holding requires a review to determine if a fair valuation is necessary pursuant to the Trust’s valuation policy and procedures or under those policies and procedures of the Subadviser used to determine the value of portfolio holdings (each, a “Fair Valuation Event”) on the same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

ii.  verifying pricing and providing recommendations for fair valuations to the Investment Adviser as a result of a Fair Valuation Event, in accordance with the Trust’s valuation policy and procedures, on a same day that the Fair Valuation Event occurs, prior to 7 PM Eastern Time;

iii. designating and providing timely same-day access on an as-needed basis and upon the reasonable request of the Investment Adviser or custodian, to one or more employees of the Subadviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Investment Adviser’s or the Board’s Valuation Committees convene due to a Fair Valuation Event;

iv. upon the request of the Investment Adviser or custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities held by the Portfolio; and

v. maintaining adequate records and written backup information with respect to the valuation services provided hereunder, and providing such information to the Investment Adviser or the Trust upon request. Such records shall be deemed to be Trust records.

The Subadviser shall have written policies and procedures that address the above requirements and timelines, or have a policy that states that it covers sub-advisory relationships. If Subadviser fails to communicate a Fair Valuation Event within the timeline outlined in this Section 2(f) of this Agreement that directly results in the Portfolio having a “material pricing error” (as defined in the Trusts’ Pricing Error Policy), Subadviser shall be responsible for any resulting loss incurred by the Trust as a result of a late reported (or non-reported) Fair Valuation Event.”

5.          The last sentence in subsection 2(i) is hereby deleted and replaced with the following:

  “Upon written request of the Investment Adviser or the Trust, the Subadviser shall permit representatives of the Investment Adviser and the Trust to examine the reports and records related to the reported material violations (or provide summaries of such reports and records, with non-public personal identification information redacted) required to be made under the Code of Ethics and other records evidencing enforcement of the Code of Ethics. Notwithstanding anything herein to the contrary, the Subadviser shall not redact any information that would reasonably be considered relevant information to the Investment Adviser or the Trust for the purpose of the examination, including name or title of a person.”

6.            The first sentence in subsection 2(m) is hereby modified to add the following after “as expressly authorized in this Agreement…”:

“, disclosures to an affiliate subject to comparable confidentiality obligations,”

7.          The following is added to the end of subsection 2(v):

“The Subadviser will promptly forward to the Investment Adviser any notifications, documentation, checks or other items received regarding class action litigations involving the Portfolio.”

8.          The following is added as new subsection 2(aa):

“upon reasonable request by Investment Adviser, Subadviser will (i) identify each position in a Portfolio that constitutes a Business Development Company (“BDC”), as that term is defined in Section 2(a)(48) of the 1940 Act, as amended, (ii) make such determinations and inform the Investment Adviser at least annually (or more often and by such date(s) as the Investment Adviser shall reasonably request) of any BDC positions, and (iii) provide other information, upon reasonable request by Investment Adviser, to assist Investment Adviser with determining the expense ratio of each BDC for expense calculation purposes.”

9.          The following is added as new subsection 2(bb):

“will maintain and preserve a business continuity plan (“BCP”) pursuant to the requirements of the 1940 Act, the Advisers Act and other applicable regulations. Subadviser will make available to the Trust and the Investment Adviser information regarding the Subadviser’s BCP, including a plan summary as well as the results of any recent testing.”

10.        The following is added as new subsection 2(cc):

“will comply with all applicable federal, state and local tax laws, including the Foreign Account Tax Compliance Act (FATCA), and upon reasonable request will provide a list of broker-dealers (including contact names and contact information) used to execute Portfolio trades to the Investment Adviser and/or its agent or custodian to assist such parties in determining whether to apply withholding tax on payments made to certain foreign financial institutions and non-financial foreign entities in compliance with FATCA. To the extent either party withholds payment of any amount in accordance with FATCA, such amounts shall not be subject to offsets. It is understood that the Subadviser does not have responsibility as withholding agent under Section 1471 of the Code for any withholdable payments made by the Investment Adviser. For U.S. brokers, the Subadviser agrees it will use reasonable efforts obtain a valid Form W-9 and make such form available as needed. For foreign brokers, the Subadviser agrees it will use reasonable efforts to obtain a valid Form W-8 from such broker, thus indicating the broker is FATCA compliant and no withholding is required, and make such form available as needed.”

11.        In Section 4, titled Expenses, the following is added to the end of the second sentence:

“; provided, however that Investment Adviser shall provide written support for such cost at Subadviser’s request for any event exceeding Ten Thousand Dollars ($10,000).”

12.        In Section 14, titled Indemnification, subsection (iv) is added to the end of both paragraphs (a) and (b):

“, or (iv) are based upon breach of its fiduciary duties to the Trust or violation of applicable law”

13.        The following is added to the end of Section 17, titled Limitation of Liability:

“For the avoidance of doubt, obligations of the Investment Adviser hereunder are solely binding upon the Investment Adviser.”

14.        In Section 18, titled Notices, subsection A, B, and C is hereby deleted and replaced with the following:

A.	if to the Subadviser, to:

Boston Management and Research

Two International Place

Boston, MA 02110

Attention: Maureen A. Gemma, Co-Chief Legal Officer

Email: mgemma@eatonvance.com

Telephone number: 617-672-8305

Boston Management and Research

Two International Place

Boston, MA 02110

Attention: Sean Kelly

Email: skelly@eatonvance.com

Telephone number: 617-672-8802

B.	if to the Investment Adviser, to:

Pacific Life Fund Advisors LLC

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and Fund Advisor

General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com

C.	if to the Trust, to:

Pacific Funds Series Trust

c/o Pacific Life Insurance Company

700 Newport Center Drive

Newport Beach, CA 92660

Attention:  Robin S. Yonis, Vice President and General Counsel

Telephone number: 949-219-6767

Email: ContractNotifications@PacificLife.com”

15.       In Section 19(a), titled Miscellaneous, all references to “California” are hereby replaced with “Delaware”.

16.       The following is added to the end of Section 20, titled Confidentiality:

“To the extent a party discloses Confidential Information to a third party, as permitted herein, such disclosing party (a) shall ensure that, prior to such disclosure, the recipient third party is subject to commercially reasonable confidentiality obligations in writing with respect to the disclosed Confidential Information and (b) shall be deemed in breach of this Section 20 for any unauthorized disclosure of Confidential Information by such recipient third party.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS, LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: SVP, Fund Advisor Operations		Title: VP & Assistant Secretary

BOSTON MANAGEMENT AND RESEARCH

By:	/s/ Maureen A Gemma
Name: Maureen A. Gemma
Title: VP

PACIFIC FUNDS SERIES TRUST

By:	/s/ Howard T. Hirakawa	By:	/s/ Laurene E. MacElwee
	Name: Howard T. Hirakawa		Name: Laurene E. MacElwee
	Title: Senior Vice President		Title: VP & Assistant Secretary